Exhibit 99.1

Sensus Healthcare Reports Second Quarter 2024 Financial Results With Revenues More than Doubling Versus 2023 Second Quarter

●	Revenues of $9.2 million compare with $4.5 million in the prior-year quarter, adjusted EBITDA (a non-GAAP measure) of $2.1 million compares with negative $1.0 million a year ago

●	“Fair Deal Agreement” recurring revenue program gaining momentum with 15 agreements signed to date

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (August 8, 2024) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, announces financial results for the three and six months ended June 30, 2024.

Highlights from the second quarter of 2024 and recent weeks include the following:

●	Revenues increased 104% over the comparable 2023 quarter to $9.2 million, reflecting higher superficial radiotherapy (SRT and IG-SRT) unit sales

●	Shipped 23 systems including three SRT-100 units to Asia, compared with 13 systems in the 2023 quarter

●	Entered into “Fair Deal Agreements” for 15 SRT-100 Vision (IG-SRT) units since the program’s introduction in March

●	Net income was $1.6 million, or $0.10 per diluted share, compared with a net loss of $0.4 million, or $0.02 per share, for the 2023 quarter

●	Ended the quarter with $19.0 million in cash and cash equivalents, and no debt

●	Accounts receivable as of June 30, 2024 was $18.3 million, compared with $10.6 million as of December 31, 2023

●	Continued to build inventory to prepare for anticipated customer demand

Management Commentary

“Our sales momentum continued in the second quarter of 2024 with very strong revenue growth over the 2023 second quarter, along with positive net income and positive Adjusted EBITDA,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. “Our Fair Deal Agreement is off to a strong start with 15 agreements signed since our launch at the American Academy of Dermatology meeting in March. We expect to be generating recurring revenue from these SRT-100 Vision (IG-SRT) systems in 2025. This program addresses customer needs to deploy capital to other areas of their business, especially during challenging macroeconomic conditions. Given the growing utilization of SRT to treat non-melanoma skin cancer and keloids, and the interest we have generated to date, we expect this model to contribute to our growth for years to come.

“International efforts, in particular in Asia, are progressing well. During the second quarter we shipped two units to China and one to Taiwan, and are working to establish distribution in South Korea and Japan. Our goal is to make SRT the standard of care for treating non-melanoma skin cancer and keloids, and we are energized by this tremendous global opportunity,” Mr. Sardano concluded.

Second Quarter Financial Results

Revenues for the second quarter of 2024 were $9.2 million, compared with $4.5 million for the second quarter of 2023, an increase of $4.7 million, or 104%. The increase was primarily driven by a higher number of SRT systems sold to a large customer.

Cost of sales was $3.8 million for the second quarter of 2024, compared with $1.9 million for the prior-year quarter. The increase was primarily related to a higher number of units sold in the 2024 quarter and was fairly consistent as a percentage of revenues.

Gross profit was $5.4 million for the second quarter of 2024, or 58.7% of revenues, compared with $2.6 million, or 57.9% of revenues, for the second quarter of 2023. The increase was primarily driven by the higher number of units sold in the 2024 quarter.

Selling and marketing expense was $1.0 million for the second quarter of 2024, compared with $1.6 million for the prior-year quarter. The decrease was primarily attributable to a decline in marketing agency expense, lower headcount and a decrease in tradeshow costs.

General and administrative expense was $1.6 million for the second quarter of 2024, compared with $1.3 million for the second quarter of 2023. The increase was primarily due to higher professional fees and compensation.

Research and development expense was $0.9 million for the second quarter of 2024, compared with $0.8 million for the second quarter of 2023. The increase was primarily due to expenses related to a project to develop a drug delivery system for aesthetic use.

Other income of $0.2 million for the second quarter of 2024 was mostly related to interest income, and was unchanged from the prior-year quarter.

Net income for the second quarter of 2024 was $1.6 million, or $0.10 per diluted share, compared with a net loss of $0.4 million, or $0.02 per share, for the second quarter of 2023.

Adjusted EBITDA for the second quarter of 2024 was $2.1 million, compared with negative $1.0 million for the second quarter of 2023. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $19.0 million as of June 30, 2024, compared with $23.1 million as of December 31, 2023. The Company had no outstanding borrowings under its revolving line of credit. Accounts receivable were $18.3 million as of June 30, 2024, compared with $10.6 million as of December 31, 2023. Prepaid inventory was $3.3 million, compared with $3.0 million, and inventories were $12.8 million, compared with $11.9 million, reflecting continued preparations for higher expected unit sales and placements for the second half of 2024.

Six Month Financial Results

Revenues for the first half of 2024 were $20.0 million, compared with $8.0 million for the first half of 2023, an increase of $12.0 million, or 152%. The increase was primarily driven by a higher number of units sold to a large customer.

Cost of sales was $7.8 million for the first half of 2024, compared with $3.7 million for the first half of 2023. The increase was primarily related to higher sales in the 2024 period.

Gross profit was $12.1 million, or 60.7% of revenues, for the first half of 2024, compared with $4.2 million, or 53.4% of revenues, for the first half of 2023. The increase was primarily driven by a higher number of units sold in the 2024 period.

Selling and marketing expense was $2.3 million for the first half of 2024, compared with $3.7 million for the first half of 2023. The decrease was primarily attributable to a decline in marketing agency expense, lower headcount and a decrease in tradeshow costs.

General and administrative expense was $3.2 million for the first half of 2024, compared with $2.7 million for the first half of 2023. The increase was primarily due to higher professional fees and compensation.

Research and development expense was $1.8 million for the first half of 2024, compared with $1.9 million for the first half of 2023. The decrease was primarily due to a net reduction of expenses related to a project to develop a drug delivery system for aesthetic use.

Other income of $0.4 million and $0.5 million for the first half of 2024 and 2023, respectively, relates primarily to interest income.

Net income for the first half of 2024 was $3.9 million, or $0.24 per diluted share, compared with a net loss of $2.3 million, or $0.14 per share, for the first half of 2023.

Adjusted EBITDA for the first half of 2024 was $5.1 million, compared with negative $3.7 million for the first half of 2023.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2024	2023	2024	2023
Net income (loss), as reported	$1,612	$(380)	$3,886	$(2,274)
Add:
Depreciation and amortization	31	83	101	156
Stock compensation expense	65	66	156	209
Income tax expense (benefit)	579	(502)	1,406	(1,303)
Interest income, net	(209)	(245)	(423)	(488)
Adjusted EBITDA, non GAAP	$2,078	$(978)	$5,126	$(3,700)

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions. To access the conference call, dial 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until September 8, 2024 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 2699495. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ‘‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release, as a result of the following factors, among others: our ability to maintain profitability; our ability to sell the number of SRT units we anticipate for the balance of 2024; the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To date, we do not expect that the Middle East conflict, the Russian invasion of Ukraine and global geopolitical uncertainties have had any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$9,239	$4,527	$19,902	$7,941
Cost of sales	3,816	1,908	7,817	3,700
Gross profit	5,423	2,619	12,085	4,241
Operating expenses:
Selling and marketing	996	1,595	2,266	3,693
General and administrative	1,579	1,329	3,158	2,693
Research and development	866	822	1,792	1,920
Total operating expenses	3,441	3,746	7,216	8,306
Income (loss) from operations	1,982	(1,127)	4,869	(4,065)
Other income:
Interest income, net	209	245	423	488
Other income, net	209	245	423	488
Income (loss) before income tax	2,191	(882)	5,292	(3,577)
Provision for (benefit from) income tax	579	(502)	1,406	(1,303)
Net Income (loss)	$1,612	$(380)	$3,886	$(2,274)
Net income (loss) per share – basic	$0.10	$(0.02)	$0.24	$(0.14)
– diluted	$0.10	$(0.02)	$0.24	$(0.14)
Weighted average number of shares used in computing net income (loss) per share – basic	16,298,459	16,249,766	16,296,715	16,247,567
– diluted	16,333,481	16,249,766	16,325,764	16,247,567

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30,	As of December 31,
(in thousands, except shares and per share data)	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,972	$23,148
Accounts receivable, net	18,293	10,645
Inventories	12,769	11,861
Prepaid inventory	3,333	2,986
Other current assets	1,106	888
Total current assets	54,473	49,528
Property and equipment, net	712	464
Deferred tax asset	1,644	2,140
Operating lease right-of-use assets, net	679	774
Other noncurrent assets	655	804
Total assets	$58,163	$53,710
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,284	$2,793
Product warranties	517	538
Operating lease liabilities, current portion	195	187
Income tax payable	-	37
Deferred revenue, current portion	686	657
Total current Liabilities	4,682	4,212
Operating lease liabilities, net of current portion	503	596
Deferred revenue, net of current portion	77	60
Total liabilities	5,262	4,868
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,927,845 issued and 16,394,921 outstanding at June 30, 2024; 16,907,095 issued and 16,374,171 outstanding at December 31, 2023	169	169
Additional paid-in capital	45,578	45,405
Treasury stock, 532,924 shares at cost, at June 30, 2024 and December 31, 2023	(3,519)	(3,519)
Retained earnings	10,673	6,787
Total stockholders’ equity	52,901	48,842
Total liabilities and stockholders’ equity	$58,163	$53,710